EXHIBIT 10.42

EXECUTIVE SAVINGS PLAN
OF
TYSON FOODS, INC.

(Restated as of January 1, 2009)

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS	2
ARTICLE II ELIGIBILITY FOR PARTICIPATION	6
ARTICLE III CREDITS TO ACCOUNTS	7
ARTICLE IV ACCOUNTS AND EARNINGS CREDITED	10
ARTICLE V VESTING	11
ARTICLE VI UNFORESEEABLE EMERGENCY PAYMENTS	11
ARTICLE VII DEATH BENEFITS	11
ARTICLE VIII PAYMENT OF BENEFITS	12
ARTICLE IX ADMINISTRATION OF THE PLAN	15
ARTICLE X AMENDMENT AND TERMINATION OF THE PLAN	16
ARTICLE XI ADOPTION OF PLAN BY AFFILIATES	17
ARTICLE XII MISCELLANEOUS PROVISIONS	17
APPENDIX A	A-1

EXECUTIVE SAVINGS PLAN

OF

TYSON FOODS, INC.

This Plan, adopted effective April 1, 1991 by Tyson Foods, Inc., as last amended and restated herein as of January 1, 2003, is an unfunded, non-qualified deferred compensation plan designed to provide solely for a select group of management and highly compensated employees of Tyson Foods, Inc. and its affiliates an opportunity to provide for retirement income. All amounts credited on the books of each Employer for the accounts of Members under this Plan at all times shall remain as unfunded, general obligations of the Employer to its participating employees, it being the intention that such obligations to Members under the Plan be paid, when due, solely out of the general assets of the Employer available at such time.

The Plan, as amended and restated herein, contemplates the adoption of the Plan by IBP, inc. (now known as Tyson Fresh Meats, Inc.) and its affiliates that maintain the Retirement Income Plan of IBP, inc., which was frozen effective as of December 31, 2002.

Tyson Foods, Inc. now desires to amend and restate the Plan, effective as of January 1, 2009, except as otherwise provided herein, to conform the provisions of the Plan to the requirements under Section 409A of the Internal Revenue Code and the regulations and rulings promulgated thereunder since the addition of Section 409A to the Internal Revenue Code.

The Plan shall be administered in the manner set forth in the following Plan, to-wit:

ARTICLE I

Definitions

The following definitions shall be used in this Plan unless the context of the Plan clearly indicates another meaning:

1.1       Account. “Account” means the bookkeeping accounts established and maintained by the Employer, as adjusted for credits or charges, to reflect the interest of a Member under the Plan and shall include the following:

(a)       Elective Deferral Account. Each “Elective Deferral Account” reflects credits to a Member’s Account made on his or her behalf pursuant to Section 3.1 from and after 2005, as adjusted to reflect designated rates of return and other credits or charges.

(b)       Employer Match Account. Each “Employer Match Account” reflects credits to a Member’s Account made on his or her behalf pursuant to Section 3.2 from and after, as adjusted to reflect designated rates of return and other credits or charges.

(c)       Non-elective Contribution Account. Each “Non-elective Contribution Account” reflects credits to a Member’s Account made on his or her behalf pursuant to Section 3.3 from and after 2005, as adjusted to reflect designated rates of return and other credits or charges.”

(d)       Pre-2005 Elective Deferral Account. Each “Pre-2005 Elective Deferral Account” reflects credits to a Member’s Account made on his or her behalf pursuant to Section 3.1 prior to 2005, as adjusted to reflect designated rates of return and other credits or charges.

(e)       Pre-2005 Employer Match Account. Each “Pre-2005 Employer Match Account” reflects credits to a Member’s Account made on his or her behalf pursuant to Section 3.2 prior to 2005, as adjusted to reflect designated rates of return and other credits or charges.

(f)        Pre-2005 Non-elective Contribution Account. Each “Pre-2005 Non-elective Contribution Account” reflects credits to a Member’s Account made on his or her behalf pursuant to Section 3.3 prior to 2005, as adjusted to reflect designated rates of return and other credits or charges, including “rollover accounts” formerly maintained under the Hudson Foods, Inc. Executive Salary Deferral Plan and “Floor Accounts.”

The Elective Deferral Accounts, Employer Match Accounts and Non-elective Contribution Accounts are collectively referred to herein as the “Post-2004 Accounts” and the Pre-2005 Elective Deferral Accounts, Pre-2005 Employer Match Accountsand Pre-2005 Non-elective Contribution Accounts are collectively referred to herein as the “Pre-2005 Accounts.”

1.2       Annual Bonus. “Annual Bonus” means an amount paid to a Member as bonus compensation as a component of his or her Compensation, but which is specifically classified as an annual bonus payment by the Employer relating to services performed during one or more performance periods of at least twelve (12) months’ duration.

1.3       Beneficiary. “Beneficiary” means such person or persons or legal entity as may be designated by a Member to receive benefits hereunder after his or her death, or, if none is so designated, the person or entity hereinafter provided in Section 2.5.

1.4       Bonus. “Bonus” means Annual Bonuses and other regularly scheduled payments as may be classified by the Employer as bonuses from time to time.

1.5       Code. “Code” means the Internal Revenue Code of 1986, as now in effect or as amended from time to time. A reference to a specific provision of the Code shall include such provision and any applicable regulation pertaining thereto.

1.6       Committee. “Committee” means a committee consisting of not less than three members who may be officers and/or directors of Tyson Foods, Inc. appointed by the Board of Directors of Tyson Foods, Inc. to carry out the purposes of the Plan.

1.7       Compensation. “Compensation” means wages, including Bonuses, within the meaning of Code Section 3401(a) (for purposes of income tax withholding at the source) and all other payments of compensation to an Employee by an Employer (in the course of the entity’s trade or business) during a Plan Year for which the Employer is required to furnish the Employee a written statement as required to be reported under Code Sections 6041(d), 6051(a)(3) and 6052 (but without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed). Compensation shall include Elective Deferrals and any amount which would have been paid during a Plan Year, but was contributed by an Employer on behalf of an Employee pursuant to a salary reduction agreement which is not includable in the gross income of the Employee under Section 125, 132(f)(4), 402(g)(3) or 457 of the Code. Compensation shall not include the following:

(a)       reimbursements or other expense allowances, cash and noncash fringe benefits, moving expense allowances, any distributions from a plan of deferred compensation or Employer contributions or credits to a plan of deferred compensation which are not includable in the Employee's gross income for a taxable year in which contributed or credited (other than Elective Deferrals), welfare benefits, and amounts realized from the exercise of non-qualified stock options or when restricted stock (or property) held by an employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

(b)	other amounts which received special tax benefits; and

(c)	special non-recurring forms of remuneration.

1.8       Elective Deferrals. “Elective Deferrals” means reductions pursuant to a Member’s Salary Reduction Agreement, in the whole percentages (permitted below in Section 3.1) of the

Member’s Compensation, which amounts are credited by the Employer to the Member’s Elective Deferral Account under the Plan, as provided below.

1.9       Eligible Employee. “Eligible Employee” shall mean an Employee who the Employer reasonably projects, based on his or her regular rate of pay, will have Compensation for the determination year that equals or exceeds $110,000 (as adjusted under Section 414(q)(1) of the Code) or who is otherwise determined to be a “Highly Compensated Employee,” within the meaning of Section 414(q) of the Code.

1.10     Employee. “Employee” means any person who is designated on the records of the Employer as being employed by the Employer for purposes of the Federal Insurance Contributions Act.

1.11     Employer. “Employer” means Tyson Foods, Inc., or any corporation into which it may be merged or consolidated, or any affiliate that may adopt the Plan with approval of the Board of Directors of Tyson Foods, Inc.

1.12     Employer Match. “Employer Match” shall mean the credit, if any, made to the Member’s Employer Match Account by the Employer pursuant to Section 3.2 below.

1.13     Enrollment Period. “Enrollment Period” means, with respect to deferrals of Compensation generally, each election period designated by the Committee with respect to the Plan Year during which new Members may establish, and current Members may amend, their rates of Elective Deferrals under their Salary Reduction Agreements which ends prior to the first day of each Plan Year; provided, however, to the extent the Committee may permit:

(a)       with respect to a deferral of Annual Bonus, the election period established by the Committee which ends prior to the earlier of the first day of each Plan Year or the first day of the applicable performance period; provided, however, if the Annual Bonus qualifies as performance-based compensation within the meaning of Treasury Regulations Section 1.409A-1(e) and satisfies the criteria under Treasury Regulations Section 1.409A-2(a)(8), the election period may end as late as six (6) months prior to the end of the performance period; and

(b)       in the case of a Member who is first eligible to defer Compensation as of any date other than January 1, the 30-day period beginning as of the date the Eligible Employee becomes eligible to be a Member.

1.14     Member. “Member” means any Eligible Employee who has been designated for participation as provided in Article II below; provided, however, that any Employee who ceases to be an Eligible Employee shall remain an inactive Member until his or her benefits are paid pursuant to Article VII or VIII below.

1.15     Non-elective Contributions. “Non-elective Contributions” means an amount credited to a Member’s Non-elective Contribution Account by the Employer.

1.16     Plan. “Plan” means the savings and profit sharing plan set forth in this document and all subsequent amendments thereto which in the aggregate are intended by the Employer to constitute a non-qualified savings and profit sharing retirement plan. The name of the Plan shall be the “Executive Savings Plan of Tyson Foods, Inc.”

1.17     Plan Year. “Plan Year” means, prior to April 1, 1996, each twelve-month period commending April 1, the period from April 1, 1996 to December 31, 1996 and, thereafter, the calendar year.

1.18     Salary Reduction Agreement. “Salary Reduction Agreement “ means an agreement entered into between the Member and the Employer during the Enrollment Period by which the Member agrees to accept a reduction in his or her Compensation from the Employer equal to any whole percentage, per payroll period, not to exceed the percentages permitted under Section 3.1(a) below. A Salary Reduction Agreement shall be irrevocable by the Member except as otherwise provided herein and shall apply to each payroll period during such time in which the Member receives Compensation from the Employer while the Salary Reduction Agreement is in effect.

1.19     Separation from Service “Separation from Service” means that a Member has experienced a separation from service with the Employer and its affiliates within the meaning of Section 409A(a)(2)(A)(i) of the Code. Whether a Separation from Service takes place is determined based on the facts and circumstances surrounding the termination of the Member’s employment and whether there is an intent for the Member to provide significant services for the Employer or any affiliate following such termination. A Member’s absence from work due to military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) shall not constitute a Separation from Service if the period of such leave does not exceed six (6) months or such longer period as is provided either by statute or by contract. If the period of leave exceeds six (6) months and the Member’s right to reemployment after such extended leave is not provided either by statute or by contract, the Member shall be deemed to have incurred a Separation from Service on the first day immediately following such six-month period. A termination of employment will not be considered a Separation from Service if:

(i)        the Member continues to provide services as an employee of the Employer or any affiliate at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three (3) full calendar years of employment (or, if employed less than three (3) years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period), or

(ii)       the Member continues to provide services to the Employer or any affiliate in a capacity other than as an employee of such entity at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three (3) years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration earned during the final three (3) full calendar years of employment (or if less, such lesser period).

1.20     Unforeseeable Emergency. “Unforeseeable Emergency” means a severe hardship to the Member resulting from an illness or accident of the Member, the Member’s spouse, or a dependent (as defined in Code Section 152 without regard to Subsections 152(b)(1), (b)(2) and (d)(1)(B) thereof) of the Member, loss of the Member’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Member; provided further that such hardship can not be relieved through reimbursement or compensation from insurance or otherwise; by liquidation of assets (to the extent liquidation would not itself cause severe financial hardship) or by cessation of deferrals under the Plan.

1.21     Valuation Date. “Valuation Date” under the Plan shall mean the last business day of each calendar month, unless otherwise designated by the Committee, and any other day as may be designated by the Committee from time to time.

ARTICLE II

Eligibility for Participation

2.1       Requirements for Participation. Any Eligible Employee who has been designated for Plan membership by the Committee may participate in the Plan commencing as of the Enrollment Period coinciding with or next following the date on which his or her Plan membership is approved by the Committee and processed administratively.

2.2       Cessation of Active Participation. A Member shall cease to be eligible for active participation in the Plan as of any date communicated to the Member by the Committee. A Member who ceases to be eligible for active participation will no longer be eligible to make further Elective Deferrals under the Plan pursuant to Section 3.1, if otherwise eligible to do so, and will no longer be eligible to receive Non-elective Contributions under Section 3.3, but shall continue to be subject to all other terms of the Plan so long as his or her Account has not been fully distributed. Any deferral election then in effect as of the date the Member ceases to be eligible for active participation will be cancelled by action of the Committee as soon as administratively practical, subject to any restrictions on the implementation of the cancellation under Code Section 409A.

2.3       Suspension. Subject to the provisions of Code Section 409A, in the event a Member participates in a plan of an Employer or affiliate intended to qualify under Code Section 401(a) and containing a tax-qualified cash or deferred arrangement qualified under Code Section 401(k), the Member shall be suspended from continued participation under this Plan to the extent required by such other plan as a result of a hardship withdrawal made by such Member under such other plan.

2.4       Participation Following Non-Eligibility. Each Member whose service is terminated and who subsequently is re-employed by the Employer or who otherwise becomes ineligible for active participation in the Plan may be treated under the Plan upon a return to membership as a new Member pursuant to Section 1.13(b) but only if the Member has not been eligible to participate in the Plan (other than with respect to the receipt of earnings credits under Article III) for a period of at least twenty-four (24) months.

2.5	Designation of Beneficiary. Each Eligible Employee on becoming a Member shall:

(a)	agree to be bound by the terms and conditions of this Plan; and

(b)        designate in writing one or more Beneficiaries to receive his or her benefits in the event of his or her death. If no such designation be made, or if such Beneficiary be deceased without a successor Beneficiary being designated in writing, then the death benefits shall be paid in a lump sum to the surviving spouse of said Member, if any, otherwise to the Member’s estate. Should a Beneficiary of a deceased Member die after he or she has started receiving payment under the Plan and if there is no living successor Beneficiary named by the deceased Member, then the remaining benefits shall be paid in accordance with the designation of the Beneficiary. If no such designation is in effect, then the remaining death benefits shall be paid in a lump sum to the surviving spouse of said Beneficiary, if any, otherwise to the estate of the Beneficiary receiving payment at the time of his or her death. Each Member shall be entitled to change his or her designated Beneficiaries from time to time by filing with the Committee a new designation of Beneficiary form, and each change so made shall revoke all prior designations by the Member.

ARTICLE III

Credits to Accounts

3.1	Members' Elective Deferrals.

(a)        Amount of Elective Deferrals. During any applicable Enrollment Period, each Member may elect, pursuant to a Salary Reduction Agreement, to direct the Employer to reduce his or her Compensation, and in lieu thereof, credit to the Elective Deferral Account of such Member an amount equal to such reduction, with such reduction amounts to be in integral percentages, determined as follows:

(i)     From one percent (1%) to one hundred percent (100%) of his or her Compensation (net of applicable withholdings), excluding Annual Bonuses, if any; and

(ii)    One percent (1%) to one hundred percent (100%) of the amount of any Annual Bonus included in his or her Compensation (net of applicable withholdings).

Members may elect to have Elective Deferrals applied either to Compensation excluding Annual Bonuses, to Annual Bonuses, or both, subject to such rules as may be promulgated from time to time by the Committee. If so specified on a Salary Reduction Agreement, a deferral election will carry over from Plan Year to Plan Year and, in that case, a Member will complete a new election only for a Plan Year for which he or she wishes to change his or her deferral election.

(b)       Initial Authorization for Elective Deferrals. All Salary Reduction Agreements shall be in writing or in such other form permitted by the Committee and shall be submitted to the Employer or its designee during the applicable Enrollment Period in accordance with the normal administrative procedures established by the Committee. No Salary Reduction Agreement made pursuant to Section 3.1(a)(i) above shall be given effect unless, at that time, the Member has in effect an election for the maximum before-tax contribution permissible pursuant to the terms of the tax-qualified cash or deferred arrangement then maintained by the Employer or has actually made the maximum before-tax contribution permissible pursuant to the terms of the tax-qualified cash or deferred arrangement then maintained by the Employer.

(c)        Crediting Elective Deferrals. Elective Deferrals under the Plan shall be credited by the Employer to the Member’s Elective Deferral Account no later than as of the end of the month in which the deferral amounts were deducted from the Member’s Compensation.

3.2	Employer Match.

(a)        Amount of Employer Match. The Employer shall credit to the Employer Match Account of each Member who has elected to make an Elective Deferral pursuant to Section 3.1 above an amount determined in accordance with the following formula:

(i)     an amount determined by applying the matching contribution provisions of the Retirement Savings Plan of Tyson Foods, Inc. (but without regard to any of the restrictive provisions applicable to that plan as a tax-qualified retirement plan, including, without limitation, Sections 401(a)(17), 401(k), 401(m) and 402(g) of the Code) to the sum of the maximum aggregate elective deferrals that could be made by the Member under the tax-qualified cash or deferred arrangement of the Employer and the Elective Deferrals made under the Plan for the period,

(ii)    reduced by the maximum amount of matching contributions that could be allocated under the tax-qualified cash or deferred arrangement of the Employer on behalf of the Member for the same period.

(b)       Crediting the Employer Match. The Employer Match shall be credited by the Employer to the Member's Employer Match Account no later than as of the end of the month in which the corresponding credit to the Member's Elective Deferral Account is made pursuant to Section 3.1(c) above.

3.3	Non-elective Contributions.

(a)       Amount of Non-elective Contributions. An Employer may, in its discretion, make contributions to any Member’s Non-elective Contribution Account for one or more Plan Years, as determined in the sole discretion of the Employer. The amount of any contribution made on behalf of a Member pursuant to this Section 3.3 may be expressed as a percentage of the Member’s base salary rate as in effect on the date the amount is credited to the Member’s Non-elective Contribution Account in accordance with Section 4.1 below or in any other manner determined by the Employer. The amount of any contributions made pursuant to this Section 3.3 for any Plan Year may vary among Members and may be contributed on behalf of one or more Members and not others.

(b)       Crediting Non-elective Contributions Non-elective Contributions shall be credited by the Employer to a Member’s Non-elective Contribution Account as of a date determined by the Committee in its sole discretion.

3.4        Timing of Elections. No election to defer a portion of a Member’s Compensation shall be made outside of an applicable Enrollment Period. In particular, no election to defer a portion of a Member’s Compensation (exclusive of any Annual Bonus) may be made later than the last day of the calendar year immediately preceding the Plan Year in which the Compensation will be earned. Notwithstanding the above, in the case of the first Plan Year in which an Eligible Employee becomes a Member, the Committee may, at its discretion, allow the Member to make an election to defer a portion of the Member’s Compensation that will be payable to him or her for that Plan Year (but only with respect to Compensation paid for services performed after the date of the election) within thirty (30) days after the date the Eligible Employee becomes a Member. Except in the case of the first Plan Year in which an Eligible Employee becomes a Member, no election to defer the portion of a Member’s Annual Bonus may be made later than six months prior to the last day of the performance period for which the Annual Bonus is payable and only then if the Member has provided services continuously to the Employer or an affiliate from the later of the beginning of the performance period or the date the corresponding performance criteria have been established and, provided further, that the amount of the Member’s Annual Bonus has not become readily ascertainable as of the date the election is made.

3.5        Irrevocability of Elections. All elections to defer Compensation under this Article 3 shall become irrevocable as of the last day of the applicable Enrollment Period and may only be made pursuant to an agreement between the Member and the Employer which shall be in such form and subject to such rules and limitations as the Committee may prescribe and shall specify the amount of the Compensation of the Member that the Member desires to defer.

3.6        Effect on Other Plans. The amount of contributions made on behalf of a Member under this Article 3 shall not be deemed to be earnings or compensation for the purpose of calculating the amount of a Member’s benefits or contributions under a retirement or deferral plan of an Employer or the basis or amount for any other benefit plan provided by an Employer, except to the extent provided in any such plan. No amount distributed under this Plan shall be deemed to be earnings or a part of the Member’s total compensation when determining a Member’s benefit under any benefit plan established by an Employer, unless otherwise provided in such plan.

ARTICLE IV

Accounts and Earnings Credited

4.1       Accounts of Members. The Employer shall establish and maintain for each Member the subaccounts described in Section 1.1, in addition to such other subaccounts as otherwise necessary to reflect the terms of the Plan in effect prior to January 1, 1997. Each Account and subaccount shall be credited as required in Article III above and Section 4.4 below.

4.2       Hypothetical Investment of Accounts. Until such time as the Committee directs otherwise, each Member may direct the Committee to hypothetically invest his or her Account among one or more investment options designated by the Committee as the Member shall select by providing written notice to the Committee according to the procedures established by the Plan Administrator for that purpose.

(a)       All investment directions, or changes in investment directions, of the Member’s Account shall be made in accordance with the procedures established by the Committee.

(b)       An investment direction, once given, shall be deemed to be a continuing direction until changed as otherwise provided herein. If no direction is effective for the date a deferral or contribution is to be made, all deferrals or contributions which are to be made for such date shall be treated as invested in such investment option as the Committee may determine.

4.3       Member Directions to Transfer Between Individual Funds. A Member may elect, according to the procedures established by the Committee, to transfer the hypothetical investment of his or her Account among various investment options designated by the Committee. An election under this Section 4.3 shall be effective as of the date that such directions are processed by the Committee in accordance with the procedures established for such purpose.

4.4       Earnings. The Member’s Account shall be credited or charged with the rate of return which would have been earned had the Member’s Account, or applicable portion thereof, been invested pursuant to the Member’s hypothetical investment elections among the designated investment options in accordance with procedures established by the Committee.

4.5       Miscellaneous. A Member’s Account shall cease to be credited with hypothetical investment returns as of the Valuation Date that the Account, or applicable portion thereof, is processed for distribution. A Member’s Account may be credited with such rate or rates of return in accordance with the most recent investment election properly and timely submitted by the Member to the Committee or its designee in accordance with such rules and procedures designated by the Committee.

ARTICLE V

Vesting

All Account and subaccount balances shall be fully vested at all times; provided, however, that Non-elective Contribution Accounts and Pre-2005 Non-elective Contribution Accounts, and any subaccounts thereof, of any particular Member or categories of Members may be subject to such vesting schedule(s) as the Committee may determine from time to time and communicate to such Member(s).

ARTICLE VI

Unforeseeable Emergency Payments

6.1       Unforeseeable Emergency Payments. Prior to the time that payments otherwise become due in accordance with the provisions of the Plan, the Committee may pay all or a portion of a Member’s Post-2004 Accounts (reduced by negative rates of return experienced); provided, however, that any such distribution shall be made only if it is demonstrated that an Unforeseeable Emergency exists and only to the extent necessary to relieve the financial hardship presented by the Unforeseeable Emergency. For the purposes of this Article 6, the Committee shall have the sole and absolute discretion, which shall be exercised in a nondiscriminatory and uniform manner, to determine if an Unforeseeable Emergency exists with respect to a Member.

6.2       Applicable Procedures. Unforeseeable Emergency payments shall be made to a Member only in accordance with such rules, policies, procedures, restrictions, and conditions as the Committee may from time to time adopt. Any distribution under this Article 6 must be limited to the amount reasonably necessary to satisfy the emergency need (including federal, state and local taxes and penalties that are reasonably anticipated to result from the distribution). Any determination of the acceptance or denial of a request for an Unforeseeable Emergency payment shall be made by the Committee as soon as practicable after the Member’s request is approved in accordance with rules applied in a uniform and nondiscriminatory manner. A payment under this Article 6 shall be made in a lump sum in cash to the Member and shall be charged against the Member’s Post-2004 Accounts as of the Valuation Date coinciding with or immediately following the date of the payment.

ARTICLE VII

Death Benefits

7.1       Death Prior to Commencement of Payment. If a Member dies before distributions have commenced, the Member’s Beneficiary shall be entitled to receive the full value of the Member’s Post-2004 Accounts. The Member’s Beneficiary shall be paid by default in annual installments over five (5) years with the first installment to be paid in the first January following the calendar year of death; provided, however, if the value of the Member’s aggregate Post-2004 Accounts is $50,000 or less, the Member’s Beneficiary will be paid in a lump sum in the January following the calendar year of death.

7.2       Death After Commencement of Payment. If a Member dies after distributions have commenced, but prior to the complete payment of the Member’s Post-2004 Accounts, the Member’s Beneficiary shall be entitled to receive the entire unpaid vested portion of the Member’s Post-2004 Accounts according to the Member’s distribution in effect at the time of death.

7.3       Payment to Successor Beneficiary. If, subsequent to the death of a Member, the Member’s Beneficiary dies while entitled to receive benefits under the Plan, the successor Beneficiary, if any, shall be entitled to receive benefits under the Plan. However, if no such successor Beneficiary is alive, the Member’s benefits under the Plan shall be paid in accordance with the designation of the Beneficiary. If no such designation is in effect, then the remaining death benefits shall be paid to the Beneficiary’s spouse, if any, and if the Beneficiary is not survived by a spouse, by the personal representative of the deceased Beneficiary’s estate.

ARTICLE VIII

Payment of Benefits

8.1	Distribution Events.

(a)       Employee Deferral Accounts and Employer Match Accounts. During the applicable Enrollment Period in which a Member may elect to make Elective Deferrals for any Plan Year pursuant to Section 3.1(a), including the Member’s initial deferral election and initial deferral elections for subsequent Plan Years, the Member may elect the manner in which amounts in his or her Employee Deferral Account and Employer Match Account attributable to each such Plan Year shall be paid. For each Plan Year for which a Member makes an initial deferral election pursuant to Section 3.1(a), a Member may elect to be paid from his or her Elective Deferral Account and Employer Match Account at the time and in one of the following forms designated below:

(i)        in a lump sum in January of a specified calendar year (which is at least two (2) years following the Plan Year for which the election is made);

(ii)       in annual installments (not to exceed fifteen (15) years) commencing in January of a specified calendar year (which is at least two (2) years following the Plan Year for which the election is made);

(iii)      in a lump sum in January of the calendar year following the calendar year in which the Member’s Separation from Service occurs;

(iv)      in annual installments (not to exceed fifteen (15) years) commencing in January of the calendar year following the calendar year in which the Member’s Separation from Service occurs;

(v)	the earlier of (i) or (iii) above;

(vi)	the earlier of (ii) or (iv) above;

(vii)	the later of (i) or (iii) above; or

(viii)	the later of (ii) or (iv) above.

(b)       Non-elective Contribution Accounts. Non-elective Contributions shall be paid in the same manner as are Elective Deferrals for the same Plan Year in which both contribution types are credited to a Member’s Account.

(c)       Change in Time and Form of Payment elections. A Member making an initial deferral election pertaining to the timing and form of payment of amounts held in his or her Post-2004 Accounts with respect to any Plan Year may elect to change a payment commencement date previously selected for amounts deferred in such Plan Year if (i) such redeferral election does not take effect until twelve (12) months following the date on which the redeferral election is made; (ii) the first payment with respect to which the redeferral is made is deferred for at least five (5) years from the date the payment would otherwise have commenced; and (iii) in the instance of a redeferral of a payment to be made at a fixed time or pursuant to a fixed schedule, the redeferral election does not occur less than twelve (12) months before the date of the first scheduled payment. If the applicable conditions in the immediately preceding sentence are not satisfied, the redeferral election will not be given effect. If the redeferral election affects an election with alternative payment events or is modified to provide for multiple payment events, each of the requirements in clauses (i), (ii) and (iii) of the immediately preceding sentence must be satisfied in order for the redeferral election to take effect.

(d)	General Payment Rules.

(i)        Cash or Cash Equivalent Payments. All payments under the Plan shall be in cash or cash equivalents.

(ii)       Default Time and Form of Payment Rule. If a Member fails to make a timely election pursuant to Section 8.1(a) for amounts so deferred with respect to any Plan Year, payment of amounts attributable to that Plan Year will be made in annual installments over five (5) years commencing in January of the later of the calendar year in which the Member’s Separation from Service occurs or the calendar year in which the Member attains age 62.

(iii)      Lump Sum Rule for Small Accounts. Notwithstanding anything to the contrary in this Article 8 (other than Section 8.1(d)(v)), if the aggregate value of the Member’s Post-2004 Accounts is $50,000 or less, the distribution of the Accounts shall be made in a lump sum in January of the calendar year following the calendar year in which the Member’s Separation from Service occurs.

(iv)      De Minimis Distributions. The Committee, in its discretion, may initiate a distribution in a lump sum of a Member’s Post-2004 Accounts if the aggregate amount credited thereto does not exceed, and has not exceeded for the immediately preceding two (2)-year period, the then applicable dollar limit under Section 402(g)(1)(B) of the Code and the distribution effects a termination and liquidation of the entirety of the Member’s interest in the Plan and all similar plans (within the meaning of Treasury Regulations Section 1.409A-1(c)(2)), provided that the Committee’s action is documented in writing no later than the date such distribution is made.

(v)       Delay in Payment to Certain Members. Notwithstanding anything to the contrary in this Article 8, if a Member is a “specified employee” within the meaning of Section 409A of the Code at the date of his or her Separation from Service, any payments otherwise due from such Member’s Post-2004 Accounts during the six-month period after the date of Separation from Service shall be deferred and such deferred amounts will be paid during the seventh month following such six-month anniversary.

(vi)      Installment Payments. For purposes of this Section 8.1, annual installments means a series of amounts to be paid annually over a predetermined period of years in substantially equal periodic payments, except to the extent any increase in the amounts reflects reasonable earnings. Annual installments shall be treated as a single payment of purposes of Section 409A of the Code.

(vii)     Pre-2005 Accounts. Pre-2005 Accounts shall be paid in accordance with Appendix A.

8.2       Accelerated Payouts in the Event of 409A Violations. Notwithstanding any other provision of the Plan to the contrary, the Committee shall cause each Employer to make payments hereunder before such payments are otherwise due if it determines that the provisions of the Plan fail to meet the requirements of Code Section 409A and the rules and regulations promulgated thereunder; provided, however, that such payment(s) may not exceed the amount required to be included in income as a result of such failure to comply the requirements of Code Section 409A and the rules and regulations promulgated thereunder and, to the extent permissible therein, any taxes, penalties, interest and costs attributable thereto.

8.3       Distributions During the Transition Period. Notwithstanding any other provision of the Plan to the contrary, the Committee may allow a Member to elect a form and time for the distribution of his or her Post-2004 Accounts different from the foregoing provisions of this Article 8 provided that: (a) the election is made on or before December 31, 2008; (b) the election satisfies the limitations on the nature of any such election as set forth in Section 3.02 of Revenue Procedure 2007-86, including the requirement that any such election shall only apply to amounts not otherwise payable in 2008 and shall not cause an amount to be paid in 2008 that would not otherwise be payable in 2008; and (c) any such Member’s election is irrevocably made in writing on or before December 31, 2008.

8.4       Deduction Limitation on Benefit Payments. Notwithstanding any other provision of the Plan, if an Employer reasonably anticipates that the Employer’s deduction with respect to any distribution from this Plan would be limited or eliminated by application of Section 162(m) of the Code, then to the extent deemed necessary by the Employer to ensure that the entire amount of any distribution from this Plan is deductible, the Employer may delay payment of any amount that would otherwise be distributed from this Plan. Any amounts for which distribution is delayed pursuant to this Article shall continue to be credited with additional amounts in accordance with Section 4.4. The delayed amounts (and any amounts credited thereon) shall be distributed to the Member (or his or her Beneficiary) at the earliest date the Employer reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Section 162(m) of the Code.

8.5	Benefits Payable to Minors and Incompetents.

(a)       Whenever any person entitled to payments under the Plan shall be a minor or under other legal disability or in the sole judgment of the Employer otherwise shall be unable to apply such payments to his or her own best interest and advantage (as in the case of illness, whether mental or physical or where the person not under legal disability is unable to preserve his or her estate for his or her own best interest), the Employer may in the exercise of its discretion direct all or any portion of such payments to be made in any one or more of the following ways unless claim shall have been made therefor by an existing and duly appointed guardian, tutor, conservator, committee or other duly appointed legal representative, in which event payment shall be made to such representative:

(i)        directly to such person unless such person shall be an infant or shall have been legally adjudicated incompetent at the time of the payment;

(ii)       to the spouse, child, parent or other blood relative to be expended on behalf of the person entitled or on behalf of those dependents as to whom the person entitled has the duty of support; or

(iii)      to a recognized charity or governmental institution to be expended for the benefit of a person entitled or for the benefit of those dependents as to whom the person entitled has the duty of support.

(b)       The decision of the Employer will, in each case, be final and binding upon all persons and the Employer shall not be obliged to see to the proper application or expenditure of any payments so made. Any payment made pursuant to the power herein conferred upon the Employer shall operate as a complete discharge of the obligation of the Employer.

ARTICLE IX

Administration of the Plan

9.1       Administrative Committee. The Board of Directors may remove members from or add members to the Committee at any time, within its discretion, and may fill vacancies on the Committee. An individual member of the Committee may not participate in any decision exclusively affecting his or her own participation in the Plan. The Committee shall select one of its members as Chairman, and shall hold meetings at such times and places as it may determine. Acts of a majority of the Committee at which a quorum is present, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be valid acts of the Committee. The Committee shall have the sole authority, in its absolute discretion, to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan; and to construe and interpret the Plan, the rules and regulations, and to make all other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations, and interpretations of the Committee shall be binding on all Members. The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received for any such consultant or agent. Expenses incurred by the Board of Directors or the Committee in the engagement of such counsel, consultant or agent shall be paid by the Employer. No member or former member of the Committee or of the Board of Directors shall be liable for any action or determination made in good faith with respect to the Plan or any awards granted hereunder.

9.2       Inalienability of Benefits. The right of any Member or Beneficiary to any benefit or payment under the Plan shall not be subject to alienation or assignment, and to the fullest extent permitted by law, shall not be subject to attachment, execution, garnishment, sequestration or other legal or equitable process. In the event a Member or Beneficiary who is receiving or is entitled to receive benefits under the Plan attempts to assign, transfer or dispose of such right, or if an attempt is made to subject said right to such process, such assignment, transfer or disposition shall be null and void.

9.3       Costs of the Plan. The costs of maintaining records and executing transfers under the Plan shall be paid by Tyson Foods, Inc., unless the Committee elects to apply such costs as a charge against Post-2004 Accounts.

9.4       Indemnification. Tyson Foods, Inc. shall indemnify and hold harmless any officer, employee, agent, or representative who incurs damage or loss, including the expense of defense thereof, in connection with the performance of the duties specified herein, other than losses resulting from any such person's fraud or willful misconduct.

9.5       Action by Tyson Foods, Inc. or Another Employer. Any action to be taken by Tyson Foods, Inc. or another Employer shall be taken by resolution or written direction duly adopted by its board of directors or appropriate governing body, as the case may be; provided, however, that by such resolution or written direction, the board of directors or appropriate governing body, as the case may be, may delegate to any officer or other appropriate person of an Employer the authority to take any such actions as may be specified in such resolution or written direction.

ARTICLE X

Amendment and Termination of the Plan

10.1     Amendment and Termination. Tyson Foods, Inc. or any successor thereto reserves the right by action of the Board of Directors or its delegatee at any time to modify or amend or terminate the Plan. No such modifications or amendments shall have the effect of retroactively changing or depriving Members or Beneficiaries of benefits already accrued under the Plan; provided, however, that Tyson Foods, Inc. (or its successor) shall have the right to amend the Plan in any respect to comply with the provisions of Section 409A of the Code and any guidance promulgated thereunder so as not to trigger any unintended tax consequences prior to the distribution of benefits provided herein. Notwithstanding anything contained in the Plan to the contrary, upon termination of the Plan, each Member’s Post-2004 Accounts shall be paid in due course in accordance with Articles VII and VIII, unless Tyson Foods, Inc. (or its successor) elects to have all Post-2004 Accounts paid in a lump sum after the Plan’s termination but only if Tyson Foods, Inc. (or its successor) determines that such payment of Post-2004 Accounts will not constitute an impermissible acceleration of payments under one of the exceptions provided in Treasury Regulations Section 1.409A-3(j)(4)(ix), or any successor guidance. In such event, payment shall be made at the earliest date permitted under such guidance on account of the event. No Employer other than Tyson Foods, Inc. (or its successor) shall have the right to so modify, amend or terminate the Plan.

10.2     Termination by Another Employer. Each Employer (other than Tyson Foods, Inc.) shall have the right to terminate its participation in the Plan by resolution of its board of directors or other appropriate governing body and notice in writing to Tyson Foods, Inc. Any termination by another such Employer shall not be a termination as to any other Employer. Any such termination shall not trigger payment of any affected Member’s Account unless Tyson Foods, Inc. (or its successor) affirmatively determines otherwise by action of its Board of Directors and, in such event, any affect on payments shall be subject to the limitations under Section 10.1.

10.3     Termination by Primary Sponsor. If the Plan is terminated by Tyson Foods, Inc. (or its successor) it shall terminate as to all Employers.

ARTICLE XI

Adoption of Plan by Affiliates

Any affiliate or other business entity related to Tyson Foods, Inc. by function or operation, if the affiliate or business entity is authorized to do so by written direction adopted by the Board of Directors of Tyson Foods, Inc. may adopt the Plan by action of the board of directors or other appropriate governing body of such affiliate or business entity. Any adoption shall be evidenced by certified copies of the resolutions of the foregoing board of directors or governing body indicating the adoption by the adopting affiliate or business entity. The resolution shall state and define the effective date of the adoption of the Plan by that Employer.

ARTICLE XII

Miscellaneous Provisions

12.1     No Contract of Employment Intended. The granting of any right to an Employee, pursuant to this Plan, shall not constitute an agreement or understanding, express or implied, on the part of Tyson Foods, Inc. or any affiliate, to employ such employee for any specified period.

12.2	Claims Review Procedure.

(a)       Notice of Denial. If a Member or a Beneficiary is denied a claim for benefits under the Plan, the Committee shall provide to the claimant written notice of the denial within ninety (90) days after the Committee receives the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall the extension exceed a period of ninety (90) days from the end of such initial period. Any extension notice shall indicate the special circumstances requiring the extension of time, the date by which the Committee expects to render the final decision, the standards on which entitlement to benefits are based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues.

(b)       Contents of Notice of Denial. If a Member or Beneficiary is denied a claim for benefits under a Plan, the Committee shall provide to such claimant written notice of the denial which shall set forth:

(i)	the specific reasons for the denial;

(ii)    specific references to the pertinent provisions of the Plan on which the denial is based;

(iii)   a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)   an explanation of the Plan’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Sections 502(a) of ERISA following an adverse benefit determination on review.

(c)       Right to Review. After receiving written notice of the denial of a claim, a claimant or his or her representative shall be entitled to:

(i)     request a full and fair review of the denial of the claim by written application to the Committee;

(ii)    request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim;

(iii)   submit written comments, documents, records, and other information relating to the denied claim to the Committee; and

(iv)   a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)        Application for Review. If a claimant wishes a review of the decision denying his or her claim to benefits under the Plan, he or she must submit the written application to the Committee within sixty (60) days after receiving written notice of the denial.

(e)       Hearing. Upon receiving such written application for review, the Committee may schedule a hearing for purposes of reviewing the claimant’s claim, which hearing shall take place not more than thirty (30) days from the date on which the Committee received such written application for review.

(f)        Notice of Hearing. At least ten (10) days prior to the scheduled hearing, the claimant and his or her representative designated in writing by him or her, if any, shall receive written notice of the date, time, and place of such scheduled hearing. The claimant or his or her representative, if any, may request that the hearing be rescheduled, for his or her convenience, on another reasonable date or at another reasonable time or place.

(g)       Counsel. All claimants requesting a review of the decision denying their claim for benefits may employ counsel for purposes of the hearing.

(h)       Decision on Review. No later than sixty (60) days following the receipt of the written application for review, the Committee shall submit its decision on the review in writing to the claimant involved and to his or her representative, if any, unless the Committee determines that special circumstances (such as the need to hold a hearing) require an extension of time, to a day no later than one hundred twenty (120) days after the date of receipt of the written application for review. If the Committee determines that the extension of time is required, the Committee shall furnish to the claimant written notice of the extension before the expiration of the initial sixty (60) day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render its decision on review. In the case of a decision adverse to the claimant, the Committee shall provide to the claimant written notice of the denial which shall include:

(i)	the specific reasons for the decision;

(ii)       specific references to the pertinent provisions of the Plan on which the decision is based;

(iii)      a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(iv)      an explanation of the Plan’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring an action under Section 502(a) of ERISA following the denial of the claim upon review.

12.3     Governing Law. The construction, validity, and operation of this Plan shall be governed by the laws of the State of Delaware, to the extent not preempted by applicable federal law.

12.4     Rules of Construction. Throughout this Plan, the masculine includes the feminine, and the singular and the plural, and vice versa, where applicable.

12.5     Payment provided under the Plan. All payments provided under the Plan shall be paid from the general assets of the Employer and no separate fund shall be established to secure payment. Notwithstanding the foregoing, the Employer may establish a grantor trust to assist it and any affiliate in funding Plan obligations, and any payment made to a Member or a Beneficiary from such trust shall relieve the Employer and affiliate from any further obligations under the Plan only to the extent of such payment.

12.6	Withholding.

(a)       From Non-Plan Sources. For each Plan Year in which a Member who is an Employee has amounts credited to his or her Post-2004 Accounts under the Plan, the Employer shall, to the extent applicable, withhold from that portion of the Member’s Compensation that is not being deferred in a manner determined by the Employer, the Member’s share, if any, of FICA and other employment taxes on such deferred compensation that the Employer is required to withhold. If insufficient cash wages are available or if the Member so desires, the Member may remit payment in cash for the withholding amounts.

(b)       From Accounts. Notwithstanding any other provision in this Plan to the contrary, payments under the Plan may be accelerated to pay, where applicable, the FICA tax imposed under Sections 3101, 3121(a), and 3121(v)(2) of the Code and any state, local, and foreign tax obligations (the “Tax Obligations”) that may be imposed on amounts deferred pursuant to this Plan prior to the time such amounts are paid or made available to the Member and to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of an accelerated payment of the Tax Obligations (the “Income Tax Obligations”). Accelerated payments pursuant to this Section 12.6(b) shall not exceed the amount of the Tax Obligations and Income Tax Obligations and shall be made in the form of a payment directly to the applicable taxing authorities pursuant to the withholding provisions of applicable law.

12.7     Agents. In the administration of the Plan, the Committee may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative).

12.8     Annual Statement. The Committee shall provide or otherwise make available to each Member, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits to be distributed under the Plan.

12.9     Binding Effect. The Plan shall be binding upon the successors and assigns of each Employer.

12.10   Severability. In case any provision of this Plan shall be invalid for any reason, said invalidity shall not affect the remaining parts hereof, but, to the extent practicable, this Plan shall be construed and enforced as if such invalid provision had never been inserted herein.

12.11   Several, Not Joint, Obligations. The obligations of each Employer under the Plan represent the obligations of that Employer and are not the obligations of any other Employer.

12.12   Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Section 401(a) of the Code and is unfunded and, with respect to Members who are Employees, is maintained by one or more Employers primarily for the purpose of providing deferred compensation for “a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. The Plan shall be administered and interpreted (i) in a manner consistent with that intent, and (ii) in accordance with Section 409A of the Code and related Treasury guidance and regulations.

12.13   Unsecured General Creditor. Members and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. For purposes of the payment of benefits under this Plan, any and all of an Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

12.14   Integrated Plan. This Plan constitutes the final and complete expression of agreement among the parties hereto with respect to the subject matter hereof.

IN WITNESS WHEREOF, Tyson Foods, Inc. has caused this indenture to be executed as of the date set forth below.

TYSON FOODS, INC.

By: /s/ Dennis Leatherby
Title: EVP and Chief Financial Officer
Date: 11-14-08

APPENDIX A

The distribution of Pre-2005 Accounts shall be administered solely in accordance with the provisions of this Appendix A, as follows:

1.         Pre-2005 Accounts. Amounts credited to a Member’s Pre-2005 Accounts shall be distributed to the Member or his or her Beneficiaries in such form and at such times as set forth below:

(a)    Normal Distribution Rules. The following distribution rules apply to all Members, other than to the extent provided in 1(b) below.

(i)     If the aggregate sum of a Member’s Pre-2005 Accounts total $50,000 or less as of the first Valuation Date immediately following the Member’s termination of service for any reason, the Pre-2005 Accounts shall be distributed to the Member in cash in a lump sum as soon as practicable following the termination of service.

(ii)    If the aggregate sum of a Member’s Pre-2005 Accounts total more than $50,000 as of the first Valuation Date immediately following the Member’s termination of service for any reason, the Pre-2005 Accounts will be paid as follows:

(1)   unless the Member timely elects another form of payment pursuant to Section 1(a)(ii)(2) below, the Member’s Pre-2005 Accounts shall be paid in annual installments over ten (10) years, with the first installment to be paid in January immediately following the later of the date the Member attains age 62 or terminates service; provided, however, if the Pre-2005 Accounts become payable by reason of the Member’s death prior to age 62, the Member’s Pre-2005 Accounts shall be paid in annual installments over ten (10) years, with the first installment to be paid in January following the calendar year in which the Member would have attained age 62. If the Member’s death occurs on or after attaining age 62 during a calendar year, the first installment shall be paid in January of the immediately following calendar year if the death occurred on or before May 31 and shall be paid in January of the second calendar year immediately following the Member’s death if the Member died on or after June 1; or

(2)   in lieu of the default payment method described in Section 1(a)(ii)(1) above, a Member or Beneficiary who makes a timely election may elect one of the following alternate methods of payment:

(a)        biannual installment payments extending over a period of not more than fifteen (15) years, with the first installment commencing as of any January within the fifteen (15)-year period that commences with the later of the calendar year in which the

Member attains age 62 or terminates service. Subject to the foregoing, the Member may designate the first installment date so long as all installment payments are made within the fifteen (15)-year period described by the first clause of this Section 1(a)(ii)(2)(a).

(b)       annual installment payments extending over a period of not more than fifteen (15) years, with the first installment commencing as of any January within the fifteen (15)-year period that commences with the later of the calendar year in which the Member attains age 62 or terminates service. Subject to the foregoing, the Member may designate the first installment date so long as all installment payments are made within the fifteen (15)-year period described by the first clause of this Section 1(a)(ii)(2)(b).

(c)        a lump sum payment of all or any portion of a Member’s Accounts, whether or not the Member is then in the service of the Employer, with the remainder payable under any provision of this Section 1, including this Section 1(a)(ii)(2)(c).

For purposes of this Section 1(a)(ii)(2), a Member will be deemed to have made a timely election only if the Member delivers an election to the Committee by June 30 of the Plan Year prior to the Plan Year the first payment would otherwise be made to the Member pursuant to Section 1(a)(ii)(1) and a Beneficiary will be deemed to have made a timely election only if the Beneficiary delivers an election to the Committee at least one year prior to the date the first payment would otherwise be made to the Beneficiary pursuant to Section 1(a)(ii)(1). The delivery of payment elections shall be subject to such additional rules and procedures as the Committee may prescribe.

For purposes of this Section 1(a)(ii), the amount of any installment payment shall be determined by multiplying the Pre-2005 Account balance determined as of the date for processing the distribution by a fraction, the numerator of which is one and the denominator of which is the number of remaining installment payments to be made to the Member.

(iii)      A Member or Beneficiary, whether or not the Member is then in the service of the Employer, may petition the Committee for the immediate payout of all or a portion of the Member’s Pre-2005 Accounts in a lump sum, which petition shall be granted or rejected at the sole discretion of the Committee. In ruling upon any such petition, the Committee shall consider: (x) any circumstances of financial hardship demonstrated by the Member or Beneficiary; (y) any benefit that may be derived by the Employer by making the distribution (other than the corresponding deduction that the Employer could claim by making the distribution); or (z) any combination of such circumstances. The Committee shall have the sole and absolute discretion to grant or deny any such petition consistent with the guidelines set forth herein.

(iv)      If, as of any Valuation Date, a Member's Pre-2005 Accounts total $5,000 or less and the Member has not had any Elective Deferrals credited to his or her Account for at least a two (2)-year period, the Committee may elect to effect an immediate distribution of the Member’s Pre-2005 Accounts in cash in a lump sum as soon as practicable following such Valuation Date.

(b)       Certain Grandfathered Distribution Rules Effective Prior to January 1, 2004. Distribution of Pre-2005 Accounts in pay status as of January 1, 2003 or that become payable at any time during the 2003 calendar year will continue during the 2003 calendar year in accordance with the distribution rules in effect under the provisions of the Plan in effect immediately prior to January 1, 2003 or, if the Member was previously a participant in the Retirement Income Plan of IBP, inc., pursuant to the rules in effect under that plan immediately prior to January 1, 2003 (the “Transitional Grandfathered Rules”). Notwithstanding the foregoing, the Committee, in its sole discretion, may extend the application of the Transitional Grandfathered Rules to the continued payment of the Pre-2005 Accounts of any Member who is otherwise subject to the provisions of this Section 1(b). In addition, if the aggregate sum of a Member’s Pre-2005 Accounts total $50,000 or less as of the first Valuation Date immediately following the Member’s termination of service for any reason, the Pre-2005 Accounts shall be distributed to the Member in cash in a lump sum as soon as practicable following the termination of service notwithstanding any provisions of the Transitional Grandfathered Rules to the contrary.